Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Corporation Announces 2002 Financial Results

Plymouth Meeting, PA, March 28, 2003—Genaera Corporation (NASDAQ: GENR) today announced its financial results for the year and quarter ended December 31, 2002. The net loss for the full year 2002 was $12.2 million, or $(0.35) per share, as compared to a net loss of $13.0 million, or $(0.40) per share, for 2001. The Company’s net loss for the quarter ended December 31, 2002 was $1.8 million, or $(0.05) per share, as compared to a net loss of $3.5 million, or $(0.11) per share, for the quarter ended December 31, 2001.

Revenues for the quarter and year ended December 31, 2002 were $315,000 and $1,517,000, respectively, resulting from the interleukin-9 (IL9) antibody Collaboration and License Agreement dated April 19, 2001 with MedImmune, Inc. The Company expects to recognize approximately $310,000 in revenues for the first quarter of 2003 and approximately $370,000 in revenues for the four-month period ending April 30, 2003 as a result of this agreement.

Genaera’s research and development expenses for the full year 2002 decreased marginally, as compared to 2001, from $11.1 million in 2001 to $10.7 million in 2002, due to reduced squalamine manufacturing efforts and trodulamine development efforts. These reductions were partially offset by the $681,000 accrual of R&D personnel severance and related costs associated with the realignments of operations in August and November of 2002. Research and development expenses for the three-month period ended December 31, 2002 decreased significantly, as compared to the same period in 2001, from $3.0 million in 2001 to $1.5 million in 2002 due to reduced manufacturing and development efforts, as well as reduced continuing payroll and related costs associated with the realignments of operations in August and November of 2002, partially offset by the $183,000 accrual of R&D personnel severance and related costs associated with the November 2002 realignment of operations.

Genaera’s general and administrative expenses for the full year 2002 decreased marginally, as compared to 2001, from $3.4 million in 2001 to $3.1 million in 2002 due principally to decreases in G&A personnel. General and administrative expenses for the three-month period ended December 31, 2002 also decreased, as compared to the same period in 2001, from $945,000 in 2001 to $690,000 in 2002 due principally to decreases in G&A personnel.

The Company’s cash and investment balance at December 31, 2002 was $9.4 million.

Roy C. Levitt, M.D., President and Chief Executive Officer, commented, “A major accomplishment in 2002 was the realignment of operations at Genaera to focus our resources on our most advanced product development programs and significantly reduce expenses. Through these efforts we were able to accomplish several product development goals. In May 2002, we announced positive results in squalamine’s Phase 2a non-small cell lung cancer (NSCLC) clinical trial and encouraging results in our Phase 2 recurrent advanced ovarian cancer clinical trial. We also began a follow up Phase 2 study of squalamine with conventional chemotherapy for NSCLC with a weekly dosing regimen. The United States Department of Defense, Army Medical Research and Materiel Command also awarded a grant of $1.1 million for the first clinical trial of squalamine in the treatment of prostate cancer in 2002. The Company also began a Phase 1-2 open label, dose escalation clinical trial designed to test squalamine for the treatment of the “wet” age-related macular degeneration (AMD).”

Dr. Levitt further commented, “With respect to our genomics programs, we announced positive results for LOMUCIN™, our oral mucoregulator therapy, in its first clinical study in asthma. We also announced the grant support of up to $1.7 million from The Cystic Fibrosis Foundation for our Phase 2 studies of LOMUCIN™. The Company also initiated a randomized double blind, placebo controlled Phase 2 clinical trial for LOMUCIN™ to assess the preliminary effects of LOMUCIN™ oral tablets on respiratory symptoms and pulmonary functions, as well as safety in people with cystic fibrosis. We are also pleased that our proprietary IL9 program which we partnered early in 2001 with MedImmune is progressing towards the clinic.”

At 10:30 a.m. EST, as part of the Company’s efforts to ensure full disclosure, Genaera will webcast a conference call hosted by Dr. Levitt. Those who wish to participate in the conference call may telephone (888) 331-0044 approximately 10 minutes before the start time. To access the live call or the archive via the Internet, please log onto http://www.vcall.com/EventPage.asp?ID=83102. Please connect to the site prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for squalamine (for macular degeneration, lung cancer, prostate cancer and in other indications), the IL-9 antibody program and the small molecule mucoregulator program. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine and LOMUCIN™, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2002	2001	2002	2001
Revenues	$1,517	$1,038	$315	$333

Costs and expenses
Research and development	10,691	11,132	1,457	2,976
General and administrative	3,085	3,423	690	945

	13,776	14,555	2,147	3,921

Loss from operations	(12,259)	(13,517)	(1,832)	(3,588)
Interest income	259	849	45	136
Interest expense	(156)	(244)	(34)	(47)

	103	605	11	89

Net loss	(12,156)	(12,912)	(1,821)	(3,499)
Dividends on preferred stock	73	111	19	29

Net loss applicable to common stockholders	$(12,229)	$(13,023)	$(1,840)	$(3,528)

Net loss applicable to common stockholders per share – basic and diluted	$(0.35)	$(0.40)	$(0.05)	$(0.11)

Weighted average shares outstanding – basic and diluted	34,894	32,711	35,666	32,863

CONDENSED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	December 31,
	2002	2001
Cash and investments	$9,400	$16,078
Prepaid expenses and other current assets	186	218
Fixed assets, net	1,541	1,456
Other assets	64	64

Total assets	$11,191	$17,816

Current liabilities	$3,859	$5,583
Long-term liabilities	1,704	1,579
Redeemable convertible preferred stock	1,117	1,044
Stockholders’ equity	4,511	9,610

Total liabilities and stockholders’ equity	$11,191	$17,816

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